Exhibit 99.1

Rotech Receives Approval of First Day Motions;

Approvals Ensure Operations Continue Normally

Hearing for the Court to Consider Adequacy of Rotech’s Disclosure Statement Set for May 16th

Orlando, FL – April 10, 2013 – Rotech Healthcare Inc. (OTCBB: ROHI.OB) announced today that the U.S. Bankruptcy Court has granted, on an interim basis, the Company’s first-day motions, which were designed to ensure daily operations continue normally during the Company’s brief pre-arranged Chapter 11 debt restructuring. The Court approved, among other motions, the Company’s ability to continue paying employee wages and benefits.

In addition, the Court authorized the immediate use of $25 million of the Company’s $30 million debtor-in-possession (DIP) financing. T he Court also approved the use of the Company’s existing cash management systems and bank accounts, allowing the Company to issue payments and honor any outstanding checks and to pay those critical trade vendors that sign a vendor support agreement.

The Company received approval of its request for a hearing to establish the adequacy of its disclosure statement. The hearing is scheduled for 2 p.m., May 16, 2013 Since the Company already has the support of the Consenting Holders with a majority in outstanding principle amount of both Rotech’s 10.75% First Lien Secured Notes and 10.5% Senior Second Lien Secured Notes for its plan of reorganization, the Company anticipates completing the process by the end of the summer.

“Today’s quick approval of our first-day motions is encouraging and puts Rotech on a strong footing as we move forward with implementing our debt restructuring plan,” said Steven P. Alsene, Rotech’s President and Chief Executive Officer. “These actions, along with interim approval of access to $25 million in new financing, should reassure our employees, customers, our suppliers and the communities we serve that we will continue to maintain daily operations and that it is business as usual for Rotech’s locations nationwide.”

Rotech has established a website at www.rotechsfuture.com for interested parties to view information about the debt reduction and restructuring. Vendors should call the toll-free Vendor Support Center at 877-456-1404 with questions. All other callers including patients, healthcare professionals, shareholders and employees can call a toll-free Information line at 855-816-5314.

Exhibit 99.1

The Company filed its voluntary petitions and plan of reorganization in the U.S. Bankruptcy Court for the District of Delaware in Wilmington. The case number is 13-10741

Proskauer Rose, LLP serves as the Company’s legal advisor, Barclays as financial advisor and AlixPartners as restructuring advisor.

Wachtell Lipton Rosen & Katz serves as legal advisor to each of the Consenting Noteholders holding Second Lien Secured Notes.

About Rotech Healthcare Inc.

Rotech Healthcare Inc. is one of the largest providers of home medical equipment and related products and services in the United States, with a comprehensive offering of respiratory therapy and durable home medical equipment and related services. The Company provides home medical equipment and related products and services principally to older patients with breathing disorders, such as chronic obstructive pulmonary diseases (COPD), which include chronic bronchitis, emphysema, obstructive sleep apnea and other cardiopulmonary disorders. The Company provides equipment and services in 49 states through approximately 420 operating locations located primarily in non-urban markets.

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Forward-Looking Statement

Information set forth herein (including information included or incorporated by reference herein) contains “forward-looking statements” (as defined in Section 21E of the Exchange Act), which reflect the Company’s expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to that the Company will have sufficient cash on hand to pay its operating expenses; the Company’s ability to continue to comply with other covenants under its notes or credit facility; potential decreases in Medicare Part B reimbursement rates; legislative or regulatory changes to Medicare or related programs; health care reform, including recently enacted legislation; adjustments in reimbursement rates set by the Centers for Medicare & Medicaid Services; the effects of the competitive bidding process under Medicare; the accreditation of the Company’s operating locations and their compliance with government standards for coverage and payment; the ability of the Company to develop, secure approval of and consummate a prearranged plan of chapter 11 reorganization; the Company’s ability to improve its operating structure, financial results and profitability following emergence from chapter 11; the potential adverse effects of the chapter 11 proceedings on the Company’s liquidity, results of operations, brand or business prospects; the Company’s ability to generate or raise cash and maintain a cash balance sufficient to fund continued investments, capital needs and service its debt; the Company’s ability to maintain contracts that are critical to its operation; the Company’s ability to obtain and maintain normal terms with customers, suppliers and service providers; and the Company’s ability to retain key executives, managers and employees. Additional factors that may affect future results are contained in the Company’s filings with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website at www.sec.gov. The Company disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

Exhibit 99.1

Media contacts:

Sitrick And Company

Lance Ignon

(212) 573-6100

Lance_Ignon@sitrick.com

Anita-Marie Laurie

(310) 788-2850

AnitaMarie@sitrick.com